                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)





                      Let's Talk Cellular & Wireless, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                   527260103
                   -----------------------------------------
                                (CUSIP Number)

CUSIP NO.    527260103                  13G            PAGE   1   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          HIG Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,778,115
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,778,115
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: PN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   2   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          HIG Investment Group, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,778,115
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,778,115
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: PN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   3   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          HIG Fund V, Inc.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,137,850
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,137,850
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: CO

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   4   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          HIG Texas Cellular Company

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,640,265
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,640,265
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: CO

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   5   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Texas Cellular Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,640,265
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,640,265
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: PN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   6   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Lalia Corporation

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     3,778,115
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,778,115
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: CO

          ---------------------------------------------------------------------

\
CUSIP NO.    527260103                  13G            PAGE   7   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Taminvest Corporation

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     3,778,115
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,778,115
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: CO

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   8   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Sami Mnaymneh

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     3,778,115
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,778,115
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: IN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE   9   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Anthony Tamer

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     3,778,115
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,778,115
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: IN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE  10   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          Douglas Berman

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: IN

          ---------------------------------------------------------------------

CUSIP NO.    527260103                  13G            PAGE  11   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          John Bolduc

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    none
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     none
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   none
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               none
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,778,115
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 46.1%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: IN

          ---------------------------------------------------------------------

ITEM 1(A)         NAME OF ISSUER:
                  Let's Talk Cellular & Wireless, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  800 Brickell Avenue, Suite 400, Miami, Florida  33131

ITEM 2(A)                           ITEM 2(B)
NAME OF PERSON FILING:              ADDRESS OF PRINCIPAL BUSINESS
                                    OFFICE OR, IF NONE, RESIDENCE:

HIG Partners, L.P. ("HIG"),         309 Cayman Islands
on behalf of itself and:            Grand Cayman
                                    British Virgin Isles D8

HIG Investment Group, L.P.          309 Cayman Islands
("HIG IG")                          Grand Cayman
                                    British Virgin Isles D8

HIG Fund V, Inc.                    309 Cayman Islands
("Fund V")                          Grand Cayman
                                    British Virgin Isles D8

HIG Texas Cellular Company          309 Cayman Islands
("HIG Texas")                       Grand Cayman
                                    British Virgin Isles D8

Texas Cellular Partners, L.P.       1001 South Bayshore Drive
("TCP")                             Suite 2708
                                    Miami, Florida  33131

Lalia Corporation                   1001 South Bayshore Drive
("Lalia")                           Suite 2708
                                    Miami, Florida  33131

Taminvest Corporation               1001 South Bayshore Drive
("Taminvest")                       Suite 2708
                                    Miami, Florida  33131

Sami Mnaymneh                       1001 South Bayshore Drive
                                    Suite 2708
                                    Miami, Florida  33131

Anthony Tamer                       1001 South Bayshore Drive
                                    Suite 2708
                                    Miami, Florida  33131

Douglas Berman                      1001 South Bayshore Drive
                                    Suite 2708
                                    Miami, Florida  33131

John Bolduc                         1001 South Bayshore Drive
                                    Suite 2708
                                    Miami, Florida  33131

ITEM 2(C)         CITIZENSHIP:

         HIG, HIG IG, Fund V and HIG Texas are organized under the laws of the Cayman Islands. TCP, Lalia and Taminvest are organized under the laws of Delaware. Messrs. Mnaymneh, Tamer, Berman and Bolduc are United States citizens.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:
                  Common Stock

ITEM 2(E)         CUSIP NUMBER:
                  527260103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or dealer registered under Section 15 of the Act,

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

         (c) [ ]  Insurance Company as defined in Section 3(a) (19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

         (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940,


         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g) [ ]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see Item 7,

         (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4   OWNERSHIP.

(a)      Amount beneficially owned:  3,778,115 (the "Shares")

         Represents 2,137,850 shares held of record by Fund V and 1,640,265 shares held of record by TCP. Fund V disclaims beneficial ownership of the shares held by TCP and TCP disclaims shares held of record by Fund V. HIG Texas is TCP's managing general partner and disclaims beneficial ownership of the shares held by TCP, except to the extent of its pecuniary interest therein, and disclaims beneficial ownership of the shares held by Fund V. HIG IG is the controlling shareholder of Fund V and of HIG Texas. HIG IG disclaims beneficial ownership of the Shares except to the extent of its pecuniary interest. HIG is the general partner of HIG IG. HIG disclaims beneficial ownership of the Shares except to the extent of its pecuniary interest. Lalia is a general partner of HIG. Lalia disclaims beneficial ownership of the Shares except to the extent of its pecuniary interest. Lalia is controlled by Mr. Mnaymneh, who is also a shareholder of Fund V and HIG Texas. Mr. Mnaymneh disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest. Taminvest is a general partner of HIG. Taminvest disclaims beneficial ownership of the Shares except to the extent of its pecuniary interest. Taminvest is controlled by Mr. Tamer, who is also a shareholder of Fund V and HIG Texas. Mr. Tamer disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest. Mr. Berman is a shareholder of Fund V and HIG Texas. Mr. Berman disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest. Mr. Bolduc is a shareholder of Fund V and HIG Texas. Mr. Bolduc disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest.

(b)      Percent of class:  46.1%

(c)      Number of shares as to which such person has:
(i)      Sole power to vote or to direct the vote:

HIG:              3,778,115
HIG IG:           3,778,115
Fund V:           2,137,850
HIG Texas:        1,640,265
TCP:              1,640,265
Lalia:            none
Taminvest:        none
Mnaymneh:         none
Tamer:            none
Berman:           none
Bolduc:           none

(ii)     Shared power to vote or direct the vote:

HIG:              none
HIG IG:           none
Fund V:           none
HIG Texas:        none
TCP:              none
Lalia:            3,778,115
Taminvest:        3,778,115
Mnaymneh:         3,778,115
Tamer:            3,778,115
Berman:           none
Bolduc:           none

(iii)    Sole power to dispose or to direct the disposition of:

HIG:              3,778,115
HIG IG:           3,778,115
Fund V:           2,137,850
HIG Texas:        1,640,265
TCP:              1,640,265
Lalia:            none
Taminvest:        none
Mnaymneh:         none
Tamer:            none
Berman:           none
Bolduc:           none

(iv)     Shared power to dispose or direct the disposition of:

HIG:              none
HIG IG:           none
Fund V:           none

HIG Texas:        none
TCP:              none
Lalia:            3,778,115
Taminvest:        3,778,115
Mnaymneh:         3,778,115
Tamer:            3,778,115
Berman:           none
Bolduc:           none

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable

ITEM 10.        CERTIFICATION.

                Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 17, 1998
                                    --------------------------------------------
                                                      (Date)


                                    HIG PARTNERS, L.P.

                                    BY:   TAMINVEST CORPORATION,
                                          its General Partner


                                    By /s/ Anthony Tamer
                                      ------------------------------------------
                                                   (Signature)


                                    Anthony Tamer, President
                                    --------------------------------------------
                                                   (Name/Title)

Rule 13d-1(f) Agreement

         The undersigned persons, on February 14, 1998, agree and consent to the joint filing of this Schedule 13G in connection with their beneficial ownership of the common stock of Let's Talk Cellular & Wireless, Inc. at December 31, 1997.


                                    HIG PARTNERS, L.P.

                                    BY:  TAMINVEST CORPORATION,
                                         its General Partner


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President

                                    HIG INVESTMENT GROUP, L.P.

                                    BY:  HIG PARTNERS, L.P.,
                                         its General Partner

                                    BY:  TAMINVEST CORPORATION,
                                         its General Partner


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President

                                    HIG FUND V, INC.


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President

                                    HIG TEXAS CELLULAR COMPANY


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President

                                    TEXAS CELLULAR PARTNERS, L.P.

                                    BY:  HIG TEXAS CELLULAR COMPANY,
                                         its Managing General Partner


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President

                                    LALIA CORPORATION


                                    By /s/ Sami Mnaymneh
                                      -----------------------------------------
                                      Name:  Sami Mnaymneh
                                      Title:  President

                                    TAMINVEST CORPORATION


                                    By /s/ Anthony Tamer
                                      -----------------------------------------
                                      Name:  Anthony Tamer
                                      Title:  President


                                      /s/ Sami Mnaymneh
                                    -------------------------------------------
                                      Sami Mnaymneh



                                      /s/ Anthony Tamer
                                    -------------------------------------------
                                      Anthony Tamer



                                      /s/ Douglas Berman
                                    -------------------------------------------
                                      Douglas Berman



                                      /s/ John Bolduc
                                    -------------------------------------------
                                      John Bolduc